Exhibit 99.1

Linkhome Holdings Inc. Announces Pricing of Upsized $6,000,000 Initial Public Offering

Irvine, CA, July 24, 2025 (GLOBE NEWSWIRE) -- Linkhome Holdings Inc. (“Linkhome” or the “Company”) (Nasdaq: LHAI), a leading AI-powered real estate platform leveraging artificial intelligence and fintech to make homeownership simpler, faster, and more accessible for all Americans, today announced the pricing of its upsized initial public offering (the “Offering”). The Offering consists of 1,500,000 shares of common stock priced at a public offering price of $4 per share, for total gross proceeds of $6,000,000, before deducting underwriting discounts and offering expenses. The shares of common stock have been approved for listing on the Nasdaq Capital Market and are expected to commence trading on Jul 24, 2025, under the ticker symbol “LHAI.”

The Company has granted the underwriters an option, within 45 days from the closing date of the Offering, to purchase up to an additional 225,000 shares of common stock at the public offering price, less underwriting discounts, to cover over-allotment, if any.

The Offering is being conducted on a firm commitment basis. US Tiger Securities, Inc. is acting as the sole book-runner for the Offering. Winston & Strawn LLP is acting as U.S. counsel to the Company, and VCL Law LLP is acting as U.S. counsel to the underwriters, in connection with the Offering.

The Company expects to deploy the net proceeds from this Offering primarily to broaden and intensify its marketing initiatives, accelerate the advancement of its HomeGPT artificial-intelligence platform and related technology, support the planned geographic rollout of its Cash Offer product, finance additional capital expenditures needed to scale operations., expand research and development, evaluate strategic opportunities and other working capital and general corporate purposes.

Registration statements relating to these securities became effective on July 23, 2025. The Offering is being made only by means of a prospectus. Copies of the final prospectus related to the Offering may be obtained, when available, from US Tiger Securities, Inc. by email at ECM@ustigersecurities.com or via standard mail to US Tiger Securities, Inc.,437 Madison Avenue, FL 27, New York, NY 10022. In addition, a copy of the final prospectus, when available, can also be obtained via the U.S. Securities and Exchange Commission’s (the “SEC”) website at www.sec.gov.

Before you invest, you should read the prospectus and other documents the Company has filed or will file with the SEC for more information about the Company and the Offering. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Linkhome Holdings Inc.

Linkhome is an artificial-intelligence–driven property-technology company focused on redefining the residential real-estate experience. Through our proprietary real-estate AI model, HomeGPT, and a suite of integrated fintech solutions, we deliver an end-to-end platform that empowers consumers to buy, sell, finance, renovate, and manage homes with speed, transparency, and reduced cost. Operating initially through our licensed brokerage subsidiary, Linkhome Realty Group, we aggregate listings, data analytics, and transaction services on a single digital interface, enabling users to search properties, obtain interactive advice, schedule showings, calculate financing scenarios, and generate offers—all in real time.

Our platform combines three core capabilities. First, HomeGPT leverages generative AI to provide data-driven pricing, bidding recommendations, and contract generation, materially streamlining agent and consumer workflows. Second, our proprietary Cash Offer product integrates fintech to convert a buyer’s offer into an all-cash proposal, increasing closing certainty for sellers while giving buyers a competitive edge in tight markets. Third, we offer complementary services— including brokerage, property management, home renovation, and mortgage referral—designed to create a seamless, one-stop real-estate solution. Sellers can also access our Flash Sell program, which allows homeowners to sell directly to Linkhome for cash, avoiding repairs, listing costs, and prolonged market exposure.

Since initiating operations in 2021, Linkhome has facilitated more than $185 million in aggregate gross transaction value and, in 2024 alone, completed over $48 million in brokerage volume. We believe we are only at the beginning of AI’s transformative potential in real estate and plan to expand our technology, geographic footprint, and service offerings—such as title, mortgage, and insurance—to build the most trusted, scalable platform for residential property transactions across the United States. Guided by a mission to make homeownership simpler, faster, and more accessible for all, Linkhome seeks to empower millions of Americans with the confidence and capability to achieve their dream of owning a home.

For more information, please visit https://ir.linkhome.com.

Forward-Looking Statement

This press release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. When the Company uses words such as “may, “will, “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. These forward-looking statements include, without limitation, the Company’s statements regarding the expected trading of its shares of common stock on the Nasdaq Capital Market and the closing of the Offering. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions and the completion of the initial public offering on the anticipated terms or at all, and other factors discussed in the “Risk Factors” section of the registration statement filed with the SEC. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

For investor and media inquiries, please contact:

Investor and Media Contacts

Linkhome Holdings Inc.
Edward Frost
Phone:(800) 680-9158
Email: Ir@linkhome.com

Underwriter Inquiries:

US Tiger Securities, Inc.
437 Madison Avenue, FL 27
New York, NY 10022
Email: ECM@ustigersecurities.com